Sub-Item 77I: Terms of New or Amended Securities

The Forward International Small Companies Fund, Forward Hoover Small Cap Equity Fund and Sierra Club Stock Fund issued an additional class of shares of beneficial interest and classified such as Class A. A description of the significant attributes of Class A is incorporated by reference to the Forward Funds, Inc. (the "Corporation") Registration Statement as filed on March 4, 2005 (Accession # 0001193125-05-042852). Additionally Forward Funds, Inc. issued Class A and Institutional Class shares of beneficial interest of a new series, Forward Legato Fund. A description of the significant attributes of Class A and Institutional Class shares of the Forward Legato Fund are incorporated by reference to the Corporation's Registration Statement as filed on March 7, 2005 (Accession # 0001193125-05-043515)

Pursuant to Sections 2-105(c) of the Maryland General Corporation Law (the "MGCL"), the Board of Directors of the Corporation (the "Board"), by a resolution duly adopted by the Board, increased the number of shares of Common Stock, par value $.001 per share ("Common Stock"), which the Corporation has authority to issue from one billion four hundred million (1,400,000,000) shares to two billion (2,000,000,000) shares.

Under a power contained in Article V, Section 5.4 of the charter of the Corporation (the "Charter"), the Board, by a resolution duly adopted, reclassified and designated 590,000,000 shares of authorized but unissued Common Stock without further designation as follows, each with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as set forth in Article V of the Charter with respect to shares of the Corporation's Common Stock:

NAME OF PORTFOLIO AND CLASS DESIGNATION                  NUMBER OF SHARES

Forward Uniplan Real Estate Investment Fund (Investor Class)  25,000,000
Forward Legato Fund (Institutional Class)                     20,000,000
Forward Legato Fund (Class A)                                 20,000,000
Forward International Small Companies Fund (Class A)          50,000,000
Forward International Small Companies Fund (Investor Class) 40,000,000 Forward International Small Companies Fund (Institutional
   Class)                                                     60,000,000
Forward Global Emerging Markets Fund (Investor Class)         15,000,000
Forward Global Emerging Markets Fund (Institutional Class) 15,000,000 The Forward Hansberger International Growth Fund (Investor
   Class)                                                     25,000,000
The Forward Hoover Small Cap Equity Fund (Class A)            50,000,000
The Forward Hoover Small Cap Equity Fund (Investor Class) 70,000,000 The Forward Hoover Small Cap Equity Fund (Institutional Class)30,000,000
The Forward Hoover Mini-Cap Fund (Investor Class)             20,000,000
The Forward Hoover Mini-Cap Fund (Institutional Class)        30,000,000
Sierra Club Stock Fund (Class A)                              50,000,000
Sierra Club Stock Fund (Investor Class)                       50,000,000
Sierra Club Balanced Fund (Investor Class)                    20,000,000